Exhibit 2(a)(1)

CERTIFICATE OF FORMATION

OF

MELLON OPTIMA L/S STRATEGY FUND, LLC

Under Section 18-201 of the Delaware
Limited Liability Company Act

           The undersigned, being an authorized person under Section 18-201 of the Limited Liability Company Act of the State of Delaware, hereby certifies:

           FIRST: The name of the limited liability company is Mellon Optima L/S Strategy Fund, LLC (the “Company”).

           SECOND: The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle (Zip Code 19808). The name of its registered agent at such address is Corporation Service Company.

           IN WITNESS WHEREOF, the undersigned has signed this Certificate on this 14th day of December, 2004.

By: /s/ Patrick J. Sheppard Name: Patrick J. Sheppard Title: Authorized Signatory